REVISED EXHIBIT A

To the Amended Expense Limitation Agreement dated May 1, 2007, by and between Allianz Variable Insurance Products Fund of Funds Trust and Allianz Life Advisors, LLC (now Allianz Investment Management LLC).

Not withstanding section 3 (Term and Termination of Agreement), the Amended Expense Limitation Agreement may not be terminated prior to April 30, 2023. The Operating Expense Limit for each Fund is as follows:

Name of Fund	Expense Limitation

AZL Balanced Index Strategy Fund	0.20%
AZL DFA Multi-Strategy Fund	0.20%
AZL MVP Balanced Index Strategy Fund	0.20%
AZL MVP Global Balanced Index Strategy Fund	0.15%
AZL MVP DFA Multi-Strategy Fund	0.15%
AZL MVP Fidelity Inst. Asset Mgmt. Multi-Strategy Fund	0.15%
AZL MVP Fusion Balanced Fund	0.30%
AZL MVP Fusion Conservative Fund	0.35%
AZL MVP Fusion Moderate Fund	0.30%
AZL MVP Growth Index Strategy Fund	0.20%
AZL MVP Moderate Index Strategy Fund	0.15%
AZL MVP T. Rowe Price Capital Appreciation Plus Fund	0.15%

Acknowledged:

Allianz Variable Insurance Products Fund of Funds Trust

By: /s/ Mike Tanski

Name: Mike Tanski

Title: VP, Operations

Allianz Investment Management LLC

By: /s/ Brian Muench

Name: Brian Muench

Title: President

Updated: 10/1/2021